Exhibit 99.1

Subject: Changes to the NASDAQ pricing structure add value to your listing

At NASDAQ, we strongly believe that your annual listing fee should represent more than just inclusion in a stock market -- it should provide tangible value back to your company and your shareholders. With this in mind, NASDAQ is redefining the listing product to include a package of issuer benefits, previously not included as part of the annual listing fee. These products assist our listed companies with compliance, shareholder communications and visibility objectives. To support this initiative, NASDAQ has proposed a new pricing structure reflecting the addition of these products and services at a significant price advantage for NASDAQ-listed companies.

  The proposed new pricing structure translates into a nominal annual fee increase -- all companies will maintain a price advantage when compared to NYSE and ARCA listing fees.
  The new value-added package of products and services are items that every listed company currently uses and needs and is valued well over the listing fee increase, representing a cost savings to your company.

Below are the proposed annual fee schedules for The NASDAQ Global and NASDAQ Global Select Markets and The NASDAQ Capital Market. These proposed fees are for 2007 and subject to SEC approval. I look forward to sharing the details of the new package of products and services with you in the near future. Please contact your NASDAQ Relationship Manager if you have any questions.

Sincerely,

/s/ Bruce Aust

Bruce Aust
Executive Vice President
NASDAQ Corporate Client Group

Proposed 2007 Annual Fee Schedule for The NASDAQ Global and NASDAQ Global Select Markets
TOTAL SHARES OUTSTANDING	PROPOSED ANNUAL FEE
Up to 10,000,000	$30,000
10,000,001 to 25,000,000	$35,000
25,000,001 to 50,000,000	$37,500
50,000,001 to 75,000,000	$45,000
75,000,001 to 100,000,000	$65,500
100,000,001 to 150,000,000	$85,000
Over 150,000,001	$95,000

Proposed 2007 Annual Fee Schedule for The NASDAQ Capital Market
TOTAL SHARES OUTSTANDING	PROPOSED ANNUAL FEE
All TSO	$27,500

Proposed 2007 LAS Fees

Listing of Additional Shares	$5000 or $.01 per additional shares (whichever is higher with a maximum of $65,000)
Maximum annual fee	$65,000